Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of MGT Capital Investments, Inc. on Form S-3 (No. 333-185214 and No. 333-182298) of our report dated April 15, 2015 (except for the December 31, 2014 amounts appearing in the Reclassification of Discontinued Operations Section presented in Note 3 to the consolidated financial statements as to which the date is April 14, 2016), with respect to our audit of the consolidated financial statements of MGT Capital Investments, Inc. and Subsidiaries as of December 31, 2014 and for the year then ended December 31, 2014, which report is included in this Annual Report on Form 10-K of MGT Capital Investments, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 14, 2016